EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
NVIEW Corporation:

We consent to incorporation by reference in the registration statements No. 33-44682, No. 33-76904, No. 33-38349 and No. 333-20023 on Forms S-8 of NVIEW
Corporation and subsidiaries of our report dated February 4, 1997, relating to the consolidated balance sheets of NVIEW Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996 annual report on Form 10-K of NVIEW Corporation.

                                                    /s/KPMG Peat Marwick LLP

Norfolk, Virginia
March 19, 1997

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